1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Growth in Sales, Margins, and Operating Profit to Start the Year
EAST GREENVILLE, PA, April 17, 2014 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2014. Net sales were $229.3 million for the quarter, an increase of 14.3% from first quarter of 2013. Organically, excluding the impact of HOLLY HUNT®, sales increased 5.7% when compared with first quarter of 2013. Operating profit for the quarter was $11.8 million, an increase of 14.6% when compared with $10.3 million in the first quarter of 2013. Adjusted operating profit for the first quarter of 2014 was $12.4 million. Net income for the first quarter of 2014 was $8.2 million, an increase of 34.4% when compared with the first quarter of 2013. Diluted earnings per share was $0.17 for the quarter compared to $0.13 per share in the prior year. Adjusted earnings per share was $0.18 for the first quarter of 2014.
“We are pleased to kick off 2014 with growth in sales, margins and operating profits,” commented Andrew Cogan, CEO. “In what is seasonally our weakest quarter, organic sales growth exceeded the industry, and operating profits and margins expanded. I believe we have turned the corner and that the combination of improving market conditions, diminished government headwinds, the success of strategic investments in our businesses to grow our top and bottom lines and most recently the acquisition of HOLLY HUNT®, bode well for the balance of 2014 and beyond,” he added.
First Quarter Results
First quarter 2014 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended		Percent
	3/31/2014	3/31/2013	Change
Net Sales	$229.3	$200.6	14.3%
Gross Profit	76.5	63.6	20.3%
Gross Profit %	33.3%	31.7%	5.0%
Operating Expenses	64.7	53.3	21.4%
Operating Profit	11.8	10.3	14.6%
Operating Profit %	5.1%	5.1%	—%
Adjusted Operating Profit	12.4	10.3	20.4%
Adjusted Operating Profit %	5.4%	5.1%	5.9%
Net Income	8.2	6.1	34.4%
Earnings Per Share - Diluted	0.17	0.13	30.8%
Adjusted Earnings Per Share - Diluted	0.18	0.13	38.5%

Adjusted earnings per share, adjusted operating profit, and organic net sales growth are non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. Organic sales growth represents the change in net sales excluding the impact of HOLLY HUNT®, which we acquired on February 3, 2014. For a reconciliation of adjusted earnings per share, adjusted operating profit, and organic net sales growth to earnings per share, operating profit, and net sales respectively, see "Reconciliation of Non-GAAP Financial Measures" below.
Net sales for the quarter were $229.3 million, an increase of $28.7 million, or 14.3%, from the first quarter of 2013. Net sales for the Office segment were $146.1 million during the first quarter of 2014, an increase of $8.6 million, or 6.3%, when compared with the first quarter of 2013. Increased sales from commercial clients in North America drove the increase in Office segment sales during the first quarter of 2014 when compared with the same period in the prior year. This increase in commercial sales was partially offset by modestly lower government sales. Net sales for the Studio segment were $55.7 million, an increase of $17.3 million, or 45.0%, when compared with the first quarter of 2013. The increase in sales in the Studio segment was the result of the acquisition of HOLLY HUNT® during the first quarter of 2014. Excluding HOLLY HUNT®, sales were flat in the Studio segment during the first quarter of 2014. Net sales for the Coverings segment were $27.5 million, an increase of $2.8 million, or 11.3%, when compared with the first quarter of 2013. Both our leather and textiles businesses experienced growth during the quarter.
Gross profit for the first quarter of 2014 was $76.5 million, an increase of $12.9 million, or 20.3%, when compared with the same period in 2013. During the first quarter 2014 gross margin (gross profit as a percentage of net sales) increased to 33.3% from 31.7% in the same quarter of 2013. The increase in gross margin from the first quarter of 2013 mainly resulted from favorable product mix, volume, and foreign exchange favorability. These gains were partially offset by price deterioration in the Office Segment.
Operating expenses for the first quarter of 2014 were $64.7 million, or 28.2% of sales, compared to $53.3 million, or 26.6% of sales, for the first quarter of 2013. The increase in operating expenses during the first quarter of 2014 was in large part due to the addition of the operating expenses from HOLLY HUNT® as well as costs associated with a multi day training event that occurred during first quarter of 2014 in conjunction with our 75th anniversary.

Our operating profit for the first quarter of 2014 was $11.8 million, an increase of $1.5 million, or 14.6%, when compared to the same period in 2013. Operating profit for the first quarter of 2014 includes acquisition related expenses of $0.6 million.  Excluding the acquisition expenses, adjusted operating profit would have been $12.4 million, or 5.4% of net sales, during the first quarter of 2014.  For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.  Operating profit for the Office segment was $1.1 million in the first quarter of 2014, a decrease of $0.9 million, or 45.0% when compared with the first quarter of 2013. The decrease in operating profit in the Office Segment was mainly due to price deterioration and the costs associated with the Company's multi-day training event. Operating profit for the Studio segment was $5.5 million, an increase of $1.4 million, or 34.1% when compared with the first quarter of 2013. Excluding the acquisition expenses of $0.6 million, adjusted operating profit for the Studio segment was $6.1 million, an increase of $2.0 million, or 48.8%, when compared with the first quarter of 2013. The increase in operating profit in the Studio segment during the first quarter of 2014 was the result of the acquisition of HOLLY HUNT® and improved sales and profits in Europe. Operating profit for the Coverings segment was $5.3 million, an increase of $1.1 million, or 26.2% when compared to the first quarter of 2013. During the first quarter of 2014, operating profit increased across all of our businesses in the Coverings segment as incremental investment spending began to moderate.
During the first quarter of 2014 and 2013, other (income) expense included $2.5 million and $1.3 million of foreign exchange gains, respectively.
The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 35.3% for the quarter, as compared to 39.8% for the same period last year.
Net income for the first quarter 2014 was $8.2 million, or $0.17 diluted earnings per share, as compared to $6.1 million, or $0.13 per share, for the same quarter in 2013. Excluding the acquisition related expenses, adjusted diluted earnings per share would have been $0.18 per share during the first quarter of 2014.
Cash provided by operations during the first quarter of 2014 was $14.0 million compared to cash used in operations of $4.1 million during the first quarter of 2013. Capital expenditures for the period totaled $7.8 million compared to $6.6 million in the comparable period for 2013. During the first quarter of 2014, the Company paid a quarterly dividend of $5.7 million, or $0.12 per share, compared to a quarterly dividend of $5.6 million, or $0.12 per share, in the first quarter of 2013.

“This quarter we successfully completed the acquisition of HOLLY HUNT®. Despite increasing our outstanding debt by $95.0 million we remain comfortably in compliance with our bank covenants and still have over $175.0 million available under our revolving credit facility”, commented Craig B. Spray, SVP & CFO.

Business Segment Results
The following information categorizes the Company's results into its defined reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and Filzfelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended March 31,
Net Sales (in millions)	2014	2013
Office	$146.1	$137.5
Studio	55.7	38.4
Coverings	27.5	24.7
Total Net Sales	$229.3	$200.6

	Three Months Ended March 31, 2014
	Operating Profit		Acquisition Expenses	Adjusted Operating Profit		Three months Ended March 31, 2013
Office	$1.1		$—	$1.1		$2.0
Studio	5.5		0.6	6.1		4.1
Coverings	5.3		—	5.3		4.2
Total	$11.8	(1)	$0.6	$12.4	(1)	$10.3

(1) - Results do not add due to rounding.

 Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share, adjusted operating profit, and organic sales growth (decline) measures, which are non-GAAP financial measures.  Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of acquisition related costs.  Organic sales growth (decline) represents the change in sales excluding the impact of HOLLY HUNT®. We present adjusted earnings per share, adjusted operating profit, and organic sales growth (decline) because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share, adjusted operating profit, and organic sales growth (decline) are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share, adjusted operating profit, and organic sales growth (decline) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following tables reconcile adjusted earnings per share to GAAP earnings per share for the periods indicated.

	Three Months Ended March 31,
	2014	2013
Earnings per Share - Diluted	$0.17	$0.13
Add back:
Acquisition expenses	0.01	—
Adjusted Earnings per Share - Diluted	$0.18	$0.13

The following tables reconcile adjusted operating profit to GAAP operating profit for the periods indicated.

	Three Months Ended March 31,
	2014	2013
Operating Profit ($mm)	$11.8	$10.3
Add back:
Acquisition expenses	0.6	—
Adjusted Operating Profit	$12.4	$10.3
Net Sales	$229.3	$200.6
Operating Profit %	5.1%	5.1%
Adjusted Operating Profit %	5.4%	5.1%

The following tables reconcile net sales to organic net sales for the periods indicated.

	Three Months Ended March 31, 2014
	Net Sales	Holly Hunt	Organic Net Sales		Three months Ended March 31, 2013
Office	$146.1	$—	$146.1		$137.5
Studio	55.7	17.4	38.4	(1)	38.4
Coverings	27.5	—	27.5		24.7
Total	$229.3	$17.4	$212.0		$200.6
Percent change over prior year	14.3%		5.7%

(1) - Results do not add due to rounding.

Conference Call Information
Knoll will host a conference call on Thursday, April 17, 2014 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".
The conference call may also be accessed by dialing:
North America     866 543-6403
International     617 213-8896
Passcode      22185087
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.
In addition, an audio replay of the conference call will be available through April 24, 2014 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode:77562762).
About Knoll
Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals,” "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:    Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:        David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Net sales	$229,331	$200,586
Cost of sales	152,856	136,959
Gross profit	76,475	63,627
Selling, general, and administrative expenses	64,650	53,333
Operating profit	11,825	10,294
Interest expense	1,671	1,495
Other (income) expense, net	(2,504)	(1,291)
Income before income tax expense	12,658	10,090
Income tax expense	4,466	4,016
Net income	8,192	6,074
Net income attributable to noncontrolling interests	6	—
Net income attributable to Knoll, Inc. stockholders	$8,186	$6,074

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.17	$0.13
Diluted	$0.17	$0.13
Weighted-average shares outstanding:
Basic	47,200,009	46,833,216
Diluted	48,048,994	47,572,486

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,134	$12,026
Customer receivables, net	95,703	104,171
Inventories	127,218	96,449
Prepaid and other current assets	31,092	23,553
Total current assets	263,147	236,199
Property, plant, and equipment, net	147,469	137,893
Intangible assets, net	385,707	294,646
Other non-current assets	8,107	8,596
Total Assets	$804,430	$677,334
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	95,838	91,378
Other current liabilities	82,041	76,925
Total current liabilities	177,879	168,303
Long-term debt	268,000	173,000
Other non-current liabilities	134,418	107,589
Total liabilities	580,297	448,892
Total equity	224,133	228,442
Total Liabilities and Equity	$804,430	$677,334

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Net income	$8,192	$6,074
Cash Flows provided by (used in) Operating Activities	13,987	(4,133)
Cash Flows used in Investing Activities	(101,478)	(6,901)
Cash Flows provided by (used in) provided by Financing Activities	84,550	(5,643)
Effect of exchange rate changes on cash and cash equivalents	49	(578)
Decrease in cash and cash equivalents	(2,892)	(17,255)
Cash and cash equivalents at beginning of period	12,026	29,956
Cash and cash equivalents at end of period	$9,134	$12,701